Exhibit 10.29

LEASE AGREEMENT

between

CITY OF DENTON

and

SPRE DENTON TX, LLC

dated as of September 1, 2024

TABLE OF CONTENTS

i

ii

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Agreement”) effective as of this 1st day of September, 2024, by and between the CITY OF DENTON, a Texas home-rule municipal corporation (“City”), and SPRE DENTON TX, LLC, a Texas limited liability company (“Lessee” and, together with City, the “Parties” and each a “Party”).

RECITALS

WHEREAS, City is the owner of the property described in Exhibit A located in Denton, Texas (the “Property”):

WHEREAS, Lessee is a company specializing in high efficiency computing centers;

WHEREAS, City has the right, title and interest in and to the real property located in and around RD Wells Sub Station depicted on Exhibit A, together with the facilities, rights, and privileges hereinafter granted, (collectively referred to herein as the “Leased Property”) and has full power and authority to enter into this Agreement in respect thereof;

WHEREAS, in and around Lease Property, City owns that certain real property described and depicted on Exhibit A, attached hereto and made part hereof, consisting of a single site referred to on Exhibit A as Site One, that together total approximately 4 acres more or less (such real property, together with all rights, privileges, easements (temporary and permanent), and appurtenances benefiting or encumbering such real property and all preexisting improvements, as hereafter defined, are collectively referred to herein as the ·Leased Property”);

WHEREAS, Lessee plans to develop a high efficiency computing center project on the Leased Property, subject to the terms set forth herein (the “Project”);

WHEREAS, City desires to develop and permit uses of the Leased Property that are beneficial to the City and the general public;

WHEREAS, City has determined that the Project on the Leased Property will be beneficial to the City and serve a public purpose providing for additional electric sales and associated ROI and Franchise Fees to the City; and

WHEREAS, Lessee is qualified, willing and able to undertake such commercial development and use, and the City is willing to lease the Leased Property to Lessee for such activities;

WHEREAS, on or about the effective date of this Agreement, City and Lessee have entered into or will enter into a Power Purchase Agreement for the purchase by Lessee from City of electric power to support the Project to be located on the Leased Property (the “PPA”); and

WHEREAS, the Parties hereto wish to memorialize their agreement with respect to the Leased Property herein.

_____ CITY	_____ LESSEE

NOW, THEREFORE, in consideration of the foregoing Recitals, which by this reference are hereby incorporated into this Agreement, and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency of which is acknowledged by the Parties, the Parties hereto agree as follows:

ARTICLE I
LEASE OF LEASED PROPERTY; TERM

Section 1.1    Lease of Leased Property.

A.    City hereby leases to Lessee, and Lessee hereby rents from City for its exclusive use the Leased Property and any preexisting improvements (as defined herein), and all herein described rights incident thereto, for and during the Lease Term (hereafter defined) and upon and subject to the terms, provisions and conditions herein set forth. All improvements preexisting in, on or under the Leased Property as of the Commencement Date, as hereafter defined, shall be referred to herein as “Preexisting Improvements”. The “Leased Property” shall be deemed to include the Preexisting Improvements and the Interconnection Improvements-, as hereafter defined.

Section 1.2    Lease Term. The term of this Agreement shall be for an initial term commencing on September 1, 2024 (the “Commencement Date”) and continuing until the end of the tenth (I 0th) “Contract Year” as defined below (the “Initial Term”), unless sooner terminated pursuant to the provisions of this Agreement or the PPA. “Contract Year” means a calendar year period, with the first (1st) Contract Year commencing on January 1 of the calendar year following the Commercial Operation Date of Phase I of the Seller’s Interconnection Facilities (as such terms are defined in the PPA) and the second (2nd) and each subsequent Contract Year commencing sequentially on each January 1 thereafter. Upon mutual consent of the Parties and approval by the Denton City Council, the Initial Term may be extended contemporaneously with any extensions of the PPA and consistent with the terms of the PPA for up to ten (10) additional years, the “Extension Term” (collectively, the Initial Term and the Extension Term are referred to herein as the “Lease Term”). However, the foregoing shall not preclude the Parties from entering into a new lease to be effective after the expiration of the Lease Term. If the PPA is terminated for any reason, this Agreement shall also automatically terminate, and City and Lessee shall have no further obligations or liabilities hereunder except as otherwise stated herein. Except as provided in Section 9.8, if during the Lease Term electric retail products are unable to be provided to the Leased Property, Lessee may terminate this Agreement by providing City with at least thirty (30) days’ prior written notice of such termination.

Section 1.3    Holding Over; Rights at Expiration.

A.    If Lessee retains all or any portion of the Leased Property after the expiration or termination of the Lease Term by lapse of time or otherwise, such holding over shall constitute the creation of a month-to-month tenancy with respect to such retained portion, terminable by City at any time upon thirty (30) days prior written notice to Lessee. Under such month-to-month tenancy, all provisions of this Agreement shall remain in full force and effect during such holdover period except that monthly Rent (as hereafter defined) shall be equal to one hundred fifty percent (150%) of the monthly Rent that was in effect immediately prior to the expiration or termination.

B.    Lessee further agrees that, upon the expiration or termination of the Lease Term, the Leased Property will be delivered to City in good working order and condition, reasonable wear and tear and matters covered by insurance excepted, and the Improvements, as hereafter defined, will be delivered to City in as good a condition as when such Improvements were constructed, located, installed, placed or erected in, upon or under the Leased Property, reasonable wear and tear and matters covered by insurance excepted.

C.    Except as otherwise expressly set forth elsewhere herein, Lessee shall have no rights with respect to any improvements made to the Leased Property during the Lease Term that are not otherwise required to be removed by City.

Section 1.4    Inspection of Leased Property; Access to Books and Records. City, through its duly authorized agents, shall have at any reasonable time the right to enter the Leased Property and the Improvements, as hereafter defined in Section 3.2.A., for the purpose of periodic inspection for fire protection, maintenance and to investigate compliance with the terms of this Agreement; provided, however, that except in the case of emergency, Lessee shall have no less than forty-eight (48) hours’ notice and an opportunity to have an employee or agent present. City agrees that any entry pursuant to this Section 1.4 will not unreasonably interfere with Lessee’s construction or operations. Lessee agrees to provide any documents that may be reasonably requested by City to determine compliance with this Agreement within thirty (30) days of such request.

Section 1.5    Ownership of Leased Property. City and Lessee intend and hereby agree that the Leased Property shall be and remain the property of City during the entire term of this Agreement and thereafter.

ARTICLE II
RENTAL

Section 2.1    Rent.

A.    ln consideration for the use of the Leased Property herein granted, Lessee shall pay to City the following rental amounts (the “Rent”). The monthly rent shall be in the sum of ONE THOUSAND SIX HUNDRED EIGHTY AND NO/100 DOLLARS ($1680.00) per month (sales tax included). On or prior to the Commencement Date, Lessee shall pay City a sum equal to the first month’s Rent, which shall be applied to the first month’s Rent due under this Agreement. All other Rent payments will be due in advance on or before the first day of the month to which the Rent payment relates. Failure to receive an invoice reflecting Rent in a timely manner does not absolve Lessee from its obligation to pay the monthly Rent on or before the first day of the month to which the Rent payment relates. If the Commencement Date or a termination date occurs on a day other than the first day of a calendar month, Rent for the first and last partial months will be prorated on the basis of the number of actual days in such month.

B.    The Rent for the Leased Property shall be increased, but not decreased, at the end of the fifth year of the initial Lease Term, the first adjustment occurring on the first day of the sixth (6th) year of the initial Lease Term. If the Lease is extended pursuant to Section 1.2, the Rent for the Lease Property shall be increased, but not decreased, with the first adjustment occurring on the first day of the month of any such Lease Term extensions. Adjustments to the rent shall be on the basis of the proportion that the then current and available month United States Consumer Price Index for all urban consumers (“CPI-U”) for the Dallas-Fort Worth Bureau of Labor Statistics bears to the January 2024 index.

Section 2.2    Time and Place of Payments. The Rent, shall be payable by wire transfer monthly.

Section 2.3    Delinquent Rent. In the event Rent due pursuant to Section 2.1 or any other amounts payable by Lessee hereunder shall not be paid by Lessee on or before thirty (30) days after the due date thereof (the “Grace Period”), Lessee shall pay to City as additional Rent, an interest charge equal to the lower of (i) the annual rate equal to the Prime Rate (as defined herein) then in effect plus two percent (2%) and (ii) the maximum percentage allowed by law, multiplied by the amount due for each full calendar month of delinquency, computed as simple interest. Interest shall be computed and assessed from the due date. The “Prime Rate’ means the interest rate (sometimes referred to as the ‘‘base rate”) for large commercial loans to creditworthy entities announced from time to time by Citibank, N.A. (New York), or its successor bank, or, if such rate is not announced. the rate published in The Wall Street Journal as the “Prime Rate” from time to time (or, if more than one rate is published, the arithmetic average of such rates), in either case determined as of the date the obligation to pay interest arises.

ARTICLE III
OCCUPANCY, USE AND CONDITIONS OF LEASED PROPERTY

Section 3.1    Condition of Leased Property. Lessee accepts the Leased Property in its present “as is” condition. LESSEE RELEASES CITY AND HOLDS CITY AND CITY’S OFFICERS, DIRECTORS, ELECTED AND APPOINTED OFFICIALS, EMPLOYEES, AND AGENTS HARMLESS FOR ANY CLAIMS ARISING OUT OF OR RELATED TO ANY CONDITION OF THE LEASED PROPERTY.

Section 3.2    Project Construction and Ownership of Improvements.

A.    The Parties agree that this Agreement is entered into specifically with the understanding that Lessee will build, construct, and complete the Project at its own expense in accordance with the requirements of the Denton Development Code and Denton Municipal Electric’s (DME)’s specifications unless this Agreement is sooner terminated pursuant to the terms herein. Any and all buildings, structures, fixtures, appurtenances, site work, site utilities, or other improvements to be located or constructed on the Leased Property by Lessee during the Lease Term shall be known as “Improvements”. Improvements shall not include any Preexisting Improvements, Lessee Personal Property or Interconnection Improvements, as hereafter defined. Those improvements made by City or Lessee to enable the delivery of electric energy from City to the equipment of Lessee will be referred to herein as the “Interconnection Improvements”. “Lessee Personal Property” shall mean any structures including electrical equipment beyond the Seller’s side of the Delivery Point (as defined in PPA) (e.g., transformers and circuit breakers), from which the Project business will be conducted that are placed on the Leased Property by Lessee during the Lease Term that can be disassembled and removed from the Leased Property without causing material damage unable to be reasonably repaired, such repairs to be at the sole cost to Lessee, to the Leased Premises. Lessee Personal Property will not be considered part of the Leased Premises. Lessee agrees to commence construction of the Project upon obtaining necessary governmental approvals and permits after the Commencement Date and to complete the Project in accordance with all governmental requirements and specifications and to obtain a Certificate of Occupancy, and/or such other evidence of completion as may be applicable, as soon as practicable after the Commencement Date. Lessee shall not construct, locate, install, place or erect any improvements, other than the Improvements and Interconnection Improvements, at, upon or under the Leased Property without the express prior written consent of City, which consent shall not be unreasonably withheld or delayed.

B.    Lessee will own, operate, and maintain the Interconnection Improvements from the Primary Meter(s) during the Lease Term. The Primary Meter(s) shall be the point of interconnection of the DME’s R.D. Wells substation to the Project. Effective upon the expiration or termination of this Agreement, the Interconnection Improvements from the Primary Meter(s) shall be removed by Lessee without material damage to the Leased Property by the date of expiration or termination of this Agreement. The Lessee Personal Property and any other personal property of Lessee that can be removed by Lessee without material damage to the Leased Property or to the Improvements, Preexisting Improvements or Interconnection Improvements may remain the personal property of Lessee and may be removed by Lessee at any time on or before the end of the Lease Term. In connection with the expiration or termination of this Agreement, City reserves the right to require Lessee to remove the Lessee Personal Property from the Leased Property by the date of expiration or termination of this Agreement. If so required, Lessee shall remove the Lessee Personal Property from the Leased Property by the date of expiration or termination of this Agreement. Lessee shall, in removing any such Lessee Personal Property or other personal property, repair all damage to the Leased Property, Improvements, Preexisting Improvements, and Interconnection Improvements caused by such removal. Any Lessee Personal Property or any other property, of any kind or type, left or remaining on the Leased Property at the expiration or termination of this Agreement shall be deemed abandoned property and, without liability of any kind to City and without payment of consideration of any kind to Lessee, at City’s option may be removed, retained, stored, destroyed, or disposed of by City or its contractors, all at Lessee’s expense. Lessee shall remove from property any and all hazardous or environmentally sensitive materials that are located upon or may accumulate or otherwise be placed on the Property (“Hazardous Material”) and dispose of same in accordance with all applicable statutes, regulations, rules, orders, and ordinances. It is expressly stipulated that Hazardous Material shall be deemed at all times the property of Lessee; and City may remove, retain, store (at Lessee’s expense), destroy, or dispose of any personal property and any other property, of any kind or type, left or remaining on the Property at the termination of the Lease, without liability of any kind to the City. Preexisting Improvements are and shall continue to be owned by City. The rights and obligations provided in this Section 3.2.B shall survive any expiration or termination of this Agreement.

Section 3.3    Access; Staging Areas. City agrees that if Lessee is not in breach of this Agreement beyond any applicable notice and cure period, Lessee and Lessee’s employees, officers, directors, sublessees (that are approved by City pursuant to this Agreement), Project employees, contractors, subcontractors, suppliers, agents, invitees, and other representatives (‘‘Lessee’s Associates”) are authorized to enter, exit and transit across the existing roads in the non-controlled access areas of the Property on a non-exclusive basis for purposes of ingress and egress to the extent reasonably necessary in connection with Lessee’s construction of the Project authorized by City, Lessee’s construction of the Interconnection Improvements, and for Lessee’s use, occupancy, and operations at the Leased Property. If one or more of the unimproved existing roads in the non-controlled access areas of the Property require improvement or modification, if approved in writing in advance by City, Lessee may undertake such road improvement or modification at Lessee’s expense. If in connection with any construction authorized hereunder, Lessee wishes (i) to use or access the City’s utility poles for purposes of attaching any telecommunications lines or cables, Lessee may do so only with City’s prior approval pursuant to a written Pole Attachment Agreement signed by the Parties, or (ii) to temporarily stage any construction materials or equipment, Lessee may do so only at those locations in the non-controlled access areas of the Property authorized by City in writing and only in the manner, and for the duration, permitted by City. Lessee shall, at its expense, in connection with any of the activities described in this Section 3.3 or elsewhere in this Agreement, repair or restore any and all damage to the Property, Leased Property, Improvements, Preexisting Improvements, and Interconnection Improvements caused by or resulting from the acts or omissions of Lessee or any of Lessee’s Associates. Lessee and Lessee’s Associates agree to comply with the reasonable security and safety policies, procedures and practices of the City at all times.

Section 3.4    Use of Leased Property and Compliance with all Laws and Regulations. Lessee agrees that it shall use the Leased Property and the Improvements only for its reasonable business purposes authorized by City from time to time in its sole discretion, which City authorized business purposes include the construction and operation of Project facilities. Lessee and Lessee’s Associates shall comply at all times, at Lessee’s sole cost, with any and all laws and regulations (as amended or otherwise modified from time to time) that are applicable to Lessee’s business or to Lessee’s construction of the Improvements or Interconnection Improvements, including any applicable laws or regulations pertaining to the construction of buildings or other improvements on public property, and that are applicable to Lessee’s use, occupancy, or operations at the Leased Property, the Improvements or, to the limited extent provided herein, the Property (the “Laws and Regulations”), which include, but are not limited to, all laws, statutes, ordinances, regulations, rules, orders, writs, judgments, decrees, injunctions, directives, rulings, guidelines, standards, codes, policies, common law, and other pronouncements of any kind having the effect of law that may be applicable at any time during the term of this Agreement including, but not limited to, master plans and zoning codes, and all Laws and Regulations pertaining to the environment (the “Environmental Laws”); any and all plans and programs developed in compliance with such requirements; and all lawful, reasonable, and nondiscriminatory City policies and other requirements, including but not limited to restrictions on noise, dust and light spillover and any current or future agreements to which the City is a party restricting noise, dust, light spillover or operations on the RD Wells Sub Station Property. Lessee shall provide all required notices under the Laws and Regulations with respect to the Leased Property or the Improvements. If requested by City in writing, Lessee will verify, within a reasonable time frame, compliance with any Laws and Regulations. Further, in its use of the Leased Property and the Improvements, Lessee shall comply with the following:

A.    Address. Lessee shall file with Denton Municipal Electric (“DME”) and keep current its mailing and email addresses, landline telephone and cell phone numbers, and contacts where it can be reached in an emergency.

B.    List of Sublessees. At least quarterly, Lessee shall file with DME and keep current a list of any sublessees and a list of all Improvements and Interconnection Improvements on the Leased Property.

Section 3.5    No Unauthorized Use. Lessee and Lessee’s Associates shall use the Leased Property, the Improvements and, to the limited extent provided herein only for purposes that are expressly authorized by this Agreement and shall not engage in any unauthorized use of the same. Unauthorized uses include, but are not limited to, restricting access on any road or other area that Lessee does not lease; placing waste materials on or around the Leased Property or disposing of such materials in violation of any Laws and Regulations; any use that would constitute a public or private nuisance or adversely impact adjacent landowners; parking outside of the Leased Property or using automobile parking areas outside of the Leased Property, unless authorized by DME in writing; use of automobile parking areas within the Leased Property in a manner not authorized by this Agreement or City; any use that would interfere with any operation at the RD Wells Sub Station or that would decrease the Sub Station’s effectiveness (as determined by City in its sole discretion); and any use that would be prohibited by or would impair coverage under either Party’s insurance policies or would cause an increase in the existing rate of insurance upon the Leased Premise.

Section 3.6    Permits and Licenses. Lessee shall obtain and maintain in current status all permits and licenses that are required under any Laws and Regulations in connection with Lessee’s construction of Improvements or Interconnection Improvements and the use, occupancy, or operations at the Leased Property or of the Improvements. Those permits and licenses include, but are not limited to, (i) all contractors doing work on the Leased Property, including work on or for the Improvements or Interconnection Improvements, must be licensed by the State of Texas, (ii) if applicable, prior to commencing construction of any Improvements or Interconnection Improvements, a permit must be obtained from the City and a copy of the permit must be furnished to DME, and (iii) if applicable, clearance must be obtained from the responsible health department or other agency. In the event that Lessee receives notice from any governmental entity that Lessee lacks, or is in violation of, any such permit, license or other requirement, Lessee shall provide City with timely written notice of the same and Lessee shall diligently pursue the resolution of any such issues.

Section 3.7    Payment of Taxes. Lessee shall pay (before their respective due dates) all taxes, including ad valorem taxes, and all fees, charges, assessments, and levies that relate to Lessee’s use, occupancy, or operations at the Leased Property or the Improvements and all other obligations for which a lien may be created relating thereto (including, but not limited to, utility charges and work for any Improvements or Interconnection Improvements). During the Lease Term, Lessee shall be responsible for any and all taxes generated by the Denton County Tax Assessor I Collector. With respect to the Leased Property and the Improvements, such taxes shall be prorated between Lessee and City on a daily basis for the tax years in which the Lease Term commences and expires or terminates. City shall either forward tax bills for the Leased Property to Lessee, or cause the taxing authority to mail the bills directly to Lessee.

Section 3.8    No Liens. No liens related to Lessee or Lessee’s use, occupancy or operations may be placed upon the Leased Property. Within thirty (30) days, Lessee shall pay all lawful claims made against City and discharge all liens filed or which exist against the Leased Property to the extent such claims arise out of or in connection with, whether directly or indirectly, the failure to make payment for work done or materials provided by Lessee its contractors, subcontractors, or materialmen. However, Lessee shall have the right to contest the amount or validity of any such claim or lien without being in default under this Agreement upon furnishing security in form acceptable to City, in an amount equal to one hundred percent (100%) of such claim or lien, which insures that such claim or lien will be properly and fully discharged forthwith in the event that such contest is finally determined against Lessee or City. City shall give timely notice to Lessee of all such claims and liens of which it becomes aware. When contracting for any work in connection with the Leased Property, Improvements or Interconnection Improvements, Lessee shall include in such contract a provision prohibiting the contractor or any subcontractor or supplier from filing a lien or asserting a claim against City’s real property or any interest therein. Lessee is solely responsible for ensuring that all requirements are met such that such lien waivers are effective and enforceable (such as filing such contracts, if necessary). Furthermore, when completed, the Improvements and Interconnection Improvements on the Leased Property shall be free from all construction liens.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1    Representations by City. City represents and warrants that it has the right, power, and legal capacity to enter into and perform its obligations under this Agreement, has duly executed and delivered this Agreement, and that this Agreement constitutes a legal, valid, and binding obligation of City.

Section 4.2    Representations by Lessee. Lessee represents and warrants that it has the right, power, and legal capacity to enter into and perform its obligations under this Agreement, has duly executed and delivered this Agreement, and that this Agreement constitutes a legal, valid, and binding obligation of Lessee.

ARTICLE V
OBLIGATIONS OF LESSEE

Section 5.1    Plans and Specifications; Re-Zoning. With respect to any Improvements and Interconnection Improvements, Lessee shall select qualified architects and engineers to prepare and, if applicable, submit for approval, prior to construction or on a phased basis during construction, any architectural, site, structural, civil, mechanical, and/or electrical drawings and specifications for the Improvements and Interconnection Improvements in the form and with the content required by the appropriate local planning and zoning authorities and pursuant to all applicable Laws and Regulations and this Agreement (collectively, the “Plans and Specifications”).

Section 5.2    Operations and Maintenance. Lessee shall maintain the Leased Property and all Improvements in a condition that is clean, free of debris, safe, sanitary, and in good repair and shall not accumulate or permit the accumulation of any trash, refuse, debris, or anything that is unsightly, creates a fire hazard or nuisance, or causes inconvenience to adjoining properties. Lessee shall at its own expense create, execute, and maintain a comprehensive landscaping, tree canopy, and irrigation plan for the Leased Property in accordance with relevant local development and landscaping codes. Lessee shall perform all work in accordance with Laws and Regulations and in a good and workmanlike manner. Lessee shall promptly remedy any condition that fails to meet this standard. Without limiting the foregoing obligations, Lessee shall not store on the Leased Property any inoperable equipment, excess, discarded or unsightly materials, or materials likely to create a hazard; shall not use areas outside of enclosed buildings for storage; and shall store trash in covered metal receptacles. Any substance or material that is regulated by any Environmental Law (“Hazardous Materials”) shall be governed by Section 5.6. In addition, Lessee agrees to comply with all applicable provisions of City’s Texas Pollutant Discharge Elimination Multi Sector General Permit.

Section 5.3    Utilities. City represents that there are water, sewer, and electrical lines accessible within the general vicinity of the Leased Property. Lessee shall be responsible, at Lessee’s sole cost and expense, for obtaining all utility connections at or for the Leased Property, Improvements and Lessee Personal Property. Further, Lessee shall pay for telecommunications, television, internet, gas, light bulbs, electricity, water, sewer, and garbage and trash removal services provided to or used by Lessee and shall make such deposits as are required to secure service. Lessee shall be responsible for any water or sewer impact fees incurred by Lessee’s and Lessee’s Associates’ use of the Leased Property. Any repairs of the Interconnection Improvements or other utility lines, other than those which are the responsibility of the utility service, are the responsibility of Lessee.

Section 5.4    Signs. Lessee shall not place, or cause to be placed, any sign or signs on the Leased Property or the Improvements unless otherwise agreed to in writing by City.

Section 5.5    Security. Lessee is responsible to comply (at Lessee’s sole cost) with all security measures that City, the United States Department of Homeland Security (“Homeland Security”), the National Electric Regulatory Commission (“NERC”), the Texas Reliability Entity (“TRE”), or any other governmental entity having jurisdiction may require now or in the future in connection with the Lessee’s activities and operations on the Leased Property, including, but not limited to, any access credential and escort requirements, and any civil penalty obligations and other costs arising from a breach of security requirements caused or permitted by Lessee or Lessee’s Associates. Lessee shall protect and preserve security at the Leased Property.

Section 5.6    Hazardous Materials.

A.    No Violation of Environmental Laws. Lessee shall not cause or permit any Hazardous Materials to be used, produced, stored, transported, brought upon, or released on, under, or about the Leased Property by Lessee or Lessee’s Associates in violation of applicable Environmental Laws. Lessee is responsible for any such violation as provided by Section 7.1.

B.    Response to Violations. Lessee agrees that in the event of a release or threat of release of any Hazardous Material by Lessee or Lessee’s Associates at the Leased Property, Lessee shall provide City with prompt notice of the same. Lessee shall respond to any such release or threat of release in accordance with applicable Laws and Regulations. If City has reasonable cause to believe that any such release or threat of release has occurred, City may request, in writing, that Lessee conduct reasonable testing and analysis (using qualified independent experts reasonably acceptable to City) to show that Lessee is complying with applicable Environmental Laws. City may conduct the same at Lessee’s expense if Lessee fails to respond in a reasonable manner. Lessee shall cease any or all of Lessee’s activities as City determines necessary, in its sole and absolute discretion, in connection with any investigation, cure, or remediation. If Lessee or Lessee’s Associates violate any Environmental Laws at the Leased Property (whether due to the release of a Hazardous Material or otherwise) or directly or indirectly cause the release of any Hazardous Material to the environment, Lessee, at Lessee’s sole expense, shall have the following obligations, which shall survive any expiration or termination of this Agreement: (i) promptly remediate such violation in compliance with applicable Environmental Laws; (ii) submit to City a written remediation plan, and City reserves the right to approve such plan (which approval shall not be unreasonably withheld) and to review and inspect all work; (iii) work with City and other governmental authorities having jurisdiction in connection with any violation; and (iv) promptly provide City copies of all documents pertaining to any environmental concern that are not subject to Lessee’s attorney-client privilege.

C.    Obligations upon Termination and Authorized Transfers. Upon any expiration or termination of this Agreement or any change in possession of the Leased Property authorized by City, Lessee shall demonstrate to City’s reasonable satisfaction that Lessee has removed any Hazardous Materials, addressed any releases to the environment, and is in compliance with applicable Environmental Laws. Such demonstration may include, but is not limited to, independent analysis and testing to the extent that facts and circumstances warrant analysis and testing, such as evidence of past violations or specific uses of the Leased Property. If the site is contaminated during Lessee’s possession, Lessee shall bear all costs and responsibility for the required clean up, and shall hold City, its officers, elected and appointed officials, employees, and agents harmless therefrom unless such contamination was caused directly by the City. Notwithstanding anything to the contrary, the obligations of this Section 5.6.C. shall survive any termination of this Agreement.

D.    City’s Environmental Representation. City covenants, and represents, that as of the Commencement Date, to City’s knowledge, the Leased Property and Preexisting Improvements do not contain Hazardous Materials that would constitute a violation of any Environmental Law. If Lessee discovers any Hazardous Materials during construction, Lessee shall (i) notify City immediately, (ii) stop all construction activities, (iii) perform any required investigation to determine the extent of such Hazardous Materials, and (iv) perform any required remediation of the Leased Property. Alternatively, Lessee may unilaterally terminate the Agreement and Power Purchase Agreement. Nothing contained in this Section 5.6 D is intended to, nor shall it, waive or limit the City’s governmental immunity, or any defenses related thereto or under any local, state or federal law, rule, or ordinance.

Section 5.7    Trash, Garbage, and Other Refuse. Lessee shall pick up and provide for a complete and proper arrangement for the adequate sanitary handling and disposal of trash, garbage and other refuse, away from the Property through the City. Lessee is responsible for contacting the refuse hauler and arranging for such waste management, handling and disposal services and for payment of such services. Lessee shall provide and use suitable covered metal receptacles for all such garbage, trash, and other refuse on the Leased Property. Lessee shall not pile boxes, cartons, barrels, pallets, debris, or similar items in an unattractive or unsafe manner, on or about the Leased Property.

ARTICLE VI
INDEMNIFICATION AND INSURANCE

Section 6.1    Insurance. Lessee agrees to purchase at their own cost and maintain the minimum insurance coverage as provided in Exhibit E of the PPA, with additional insurance requirements indicated below. Lessee shall provide satisfactory certificate(s) of insurance, including any applicable endorsements to the City no less than thirty (30) days prior to the scheduled program date.

All Risk Property Insurance covering Lessee’s buildings, including improvements and betterments with insured value equal to 80% replacement cost. Covered perils shall include, but not be limited to, Fire, Extended Coverage, and Vandalism & Malicious Mischief.

Section 6.2    Indemnification and Duty to Pay Damages.

A.    LESSEE SHALL INDEMNIFY AND HOLD CITY AND CITY’S OFFICERS, ELECTED AND APPOINTED OFFICIALS, EMPLOYEES, AND AGENTS EXEMPT AND HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, SUITS, JUDGMENTS, COSTS, AND EXPENSES ASSERTED BY ANY PERSON OR PERSONS (INCLUDING AGENTS OR EMPLOYEES OF CITY, LESSEE, OR SUBLESSEE) BY REASON OF DEATH OR INJURY TO PERSONS OR LOSS OF OR DAMAGE TO PROPERTY RESULTING FROM (I) LESSEES BREACH OR OTHER VIOLATION OF THIS AGREEMENT, OR AND (II) LESSEES ACTMTIES, INCLUDING BUT NOT LIMITED TO CONSTRUCTION ACTIVITIES BY LESSEE OR BY ANY OF LESSEE’S ASSOCIATES, OR OPERATIONS, OR ANYTHING DONE OR OMITTED BY LESSEE OR BY ANY OF LESSEES ASSOCIATES, UNDER THIS AGREEMENT EXCEPT TO THE EXTENT THAT SUCH CLAIMS, DEMANDS, SUITS, JUDGMENTS, COSTS, AND EXPENSES MAY BE ATTRIBUTED TO THE SOLE NEGLIGENCE OF CITY, ITS AGENTS, ITS EMPLOYEES.

B.    Intentionally Omitted.

C.    City shall not be liable to Lessee for any damage by or from any act or negligence of any tenant or other occupant by any owner or occupant of adjoining or contiguous property.

D.    Lessee agrees to pay for all damages to the Leased Property, the Improvements, the Preexisting Improvements, the Interconnection Improvements, and any related apparatus or appurtenances caused by Lessee’s misuse or neglect thereof.

E.    Lessee shall be responsible and liable for its conduct and the conduct of Lessee’s Associates in, on and around the Leased Property, including but not limited to under or around any transmission lines.

F.    The provisions of this Section 6.2 and the remedies and rights provided in this Section 6.2 shall survive any expiration or termination of this Agreement.

ARTICLE VII
DEFAULT AND REMEDIES

Section 7.1    Lessee’s Default. The occurrence of any of the following events shall constitute a default by Lessee under this Agreement unless cured within thirty (30) days following written notice of such violation from City: (i) Lessee fails to timely pay any Rent; (ii) Lessee or Lessees Associates violate any requirement under this Agreement (including, but not limited to, abandonment of the Leased Property); (iii) Lessee assigns or encumbers any right in this Agreement, delegates any performance hereunder, or subleases any part of the Leased Property except as expressly permitted in this Agreement; (iv) Lessee files a petition in bankruptcy or has a petition filed against Lessee in bankruptcy, insolvency, or for reorganization or appointment of a receiver or trustee which is not dismissed within sixty (60) days; (v) Lessee petitions for or enters into an arrangement for the benefit of creditors, or suffers this Agreement to become subject to a writ of execution and such writ is not released within thirty (30) days; (vi) Lessee defaults in constructing any Improvements that are required to be constructed under this Agreement; (vii) Lessee dissolves or dies; (viii) Lessee is in default under the terms of the PPA; or (ix) the PPA terminates or expires. Notwithstanding the foregoing, with respect to clause (ii) of the previous sentence, if the nature of Lessee’s requirement is such that more than thirty (30) days are reasonably required for performance or cure of such requirement, Lessee shall not be in default if Lessee commences performance within such 30-day period and thereafter diligently pursues the same to completion.

Section 7.2    Default by City. City shall not be in default under this Agreement unless City fails to perform an obligation required of City under this Agreement within thirty (30) days after written notice by Lessee to City. If the nature of City’s obligation is such that more than thirty (30) days are reasonably required for performance or cure, City shall not be in default if City commences performance within such thirty (30) day period and thereafter diligently pursues the same to completion.

Section 7.3    Remedies for Failure to Pay Rent. If any Rent required by this Agreement shall not be paid when due, and City has provided Lessee with the required notice and opportunity to cure as set forth in Section 7.1, City shall have the option to:

A.    Terminate this Agreement, take possession of the Improvements, resume possession of the Leased Property for its own account, and recover immediately from Lessee the differences between the Rent and the fair rental value of the Property for the Lease Term, reduced to present worth; or

B.    Terminate this Agreement and the PPA, take possession of the Leased Property, resume possession of the Leased Property, re-lease the Leased Property for the remainder of the Lease Term for the account of Lessee, and recover from Lessee, at the end of the Lease Term or at the time each payment of Rent comes due under this Agreement as City may choose, the difference between the Rent and the rent received on the re-leasing or renting of the Leased Property.

In an event of default by Lessee, City shall also recover all reasonable and documented expenses incurred by reason of an event of default, including reasonable attorneys’ fees.

Section 7.4    Remedies for Breach of Agreement. If Lessee breaches or fails to perform any provision of this Agreement other than the agreement of Lessee to pay Rent, City shall provide written notice to Lessee identifying the breach or specifying the performance required. If Lessee fails to remedy the breach within the required notice and cure period set forth in Section 7.1 City may terminate this Agreement or take any such action it is legally entitled to take, including instituting litigation to compel performance of this Agreement. Should litigation be filed by City and it is the prevailing party in that litigation, Lessee shall be liable for all reasonable and documented expenses related to such litigation, including City’s reasonable attorneys’ fees.

Section 7.5    Cross Default. Any event of default under the PPA (or under any of the other agreements referenced therein or executed in connection therewith) by either City or Lessee shall be an event of default hereunder.

Section 7.6    Survival. The provisions of this Article VII and the remedies and rights provided in this Article VII shall survive any expiration or termination of this Agreement.

ARTICLE VIII
ASSIGNMENT AND SUBLEASING

Section 8.1    Assignment by Lessee.

A.    Except as otherwise set forth in Section 8.l(B) of this Agreement, Lessee shall not assign any of its rights under this Agreement, including, but not limited to, rights in any Improvements, (whether such assignment is voluntarily or involuntarily, by consolidation, dissolution, change in control, or any other manner), and shall not delegate any performance under this Agreement, except with the prior written consent of City to any of the same, in City’s sole discretion. As a condition of obtaining such consent, the City reserves the right to require the transferee receiving any such rights from Lessee to (i) provide its financial statements or other financial or credit information to City for review, (ii) provide replacement insurance certificates for the insurance required under this Agreement prior to the effective date of the transfer or assignment, (iii) provide a security deposit or letter of credit in the manner and form acceptable to City securing payment and other obligations under this Agreement, and/or (iv) execute a new lease agreement provided by City. Regardless of City’s consent, Lessee shall not be released from any obligations for matters arising during the time when this Agreement was in effect. Any purported assignment or delegation of rights or delegation of performance in violation of this section is void.

B.    Notwithstanding anything to the contrary contained in this Article VIII, an assignment or transfer of this Agreement (each a “Transfer”): (i) to a successor to Lessee by merger, consolidation or reorganization or in connection with the sale of all or substantially all of the assets of Lessee (a Successor); or (ii) to an entity which is controlled by, controls, or is under common control with Lessee, shall not require City’s consent. Lessee shall notify City of any such Transfer and promptly supply City with any documents or information reasonably requested by City regarding such Transfer or such entity, and further provided that no uncured event of default exists. “Control, as used in this Section, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether by the ownership of voting securities, by contract or otherwise.

C.    Upon the expiration or termination of this Agreement with respect to the Improvements and upon construction or installation with respect to the Interconnection Improvements, Lessee hereby grants, assigns, transfers, and conveys to City, without warranty, the following: as built plans that detail any work performed by Lessee at the Leased Property(City has the non-exclusive right to use the as-builts and is hereby assigned a non-exclusive license to any copyright interests therein); and the right to enforce, in Lessees own name as a proper party, any subcontracts related to the Improvements or other maintenance or services contracts in force with respect to the Leased Property or Improvements and any warranties arising under any of them or in connection with the performance thereof, as the case may be.

Section 8.2    Assignment by City. City shall have the right, in City’s sole discretion, to assign any of its rights under this Agreement (and in connection therewith, shall be deemed to have delegated its duties), and upon any such assignment, Lessee agrees that Lessee shall perform its obligations under this Agreement in favor of such assignee.

Section 8.3    Encumbrances. Lessee shall not encumber or permit the encumbrance of the Leased Property or any of Lessee’s rights under this Agreement. Any purported encumbrance of rights in violation of this Section 8.3 is void.

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.1    Waiver of Exemption. Any constitutional or statutory exemption of Lessee of any property usually kept on the Leased Property, from distress or forced sale, is waived.

Section 9.2    Addresses. All notices given under this Agreement to City shall be sent to the City in care of General Manager, Denton Municipal Electric, at 1659 Spencer Road, Denton Texas, 76205, with a copy to the City Attorney, City of Denton, at 215 E. McKinney, Denton, Texas 76201, or such other place as City shall specify in writing. All notices given under this Agreement to Lessee shall be sent to:

Name:	SPRE DENTON TX, LLC

Address	2146 Roswell Rd., #108-851
City, State, ZIP:	Marietta, GA, 30062

Telephone Number:

E-mail address:

Notices given under this Agreement to the Lender, if any, shall be sent to the address provided by the Lender to City in writing. Any notice properly mailed by registered mail, postage and fee prepaid, shall be deemed delivered when mailed, whether received or not, and all notices sent via overnight delivery service or email shall be deemed delivered when received.

Section 9.3    No Waiver. The waiver by City in writing of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant, or condition herein contained. The subsequent acceptance of Rent hereunder by City shall not be deemed to be a waiver of any preceding breach by Lessee of any term, covenant, or condition of this Agreement, other than the failure of Lessee to pay the particular Rent so accepted, regardless of City’s knowledge of such preceding breach at the time of acceptance of such Rent.

Section 9.4    Lessee’s Subordination. Lessee hereby subordinates and makes this Agreement inferior to all existing and future mortgages, trust indentures or other security interest of City or City’s successor in interest. Lessee shall execute and deliver to City any documents required to evidence and perfect such subordination.

Section 9.5    Additional Charges as Rent. Any charges assessed against Lessee by City for services or for work done on the Leased Property or the Improvements by order of Lessee or otherwise accruing under this Agreement shall be considered as Rent due.

Section 9.6    Non-Interference With Operation of the RD Wells Sub Station. Lessee expressly agrees for itself, its successors, and assigns that Lessee and its successors and assigns will not conduct operations in or on the Leased Property or the Improvements in a manner that in the reasonable judgment of City, (i) interferes or might interfere with the reasonable use or operation of the RD Wells Sub Station or RD Wells Sub Station Property by the City, including Denton Municipal Electric; (ii) hinders or might hinder police, fire fighting, or other emergency personnel in the discharge of their duties; (iii) would or would be likely to constitute a hazardous condition at the RD Wells Sub Station or RD Wells Sub Station Property; (iv) would or would be likely to increase the premiums for insurance policies maintained by City; (v) is in contradiction to any rule, regulation, directive, or similar restriction issued by agencies having jurisdiction over the RD Wells Sub Station or RD Wells Sub Station Property; or (vi) would involve any illegal purposes. In the event this covenant is breached, City reserves the right, after prior written notice to Lessee, to enter upon the Leased Property and the Improvements and cause the abatement of such interference at the expense of Lessee. In the event of a breach in RD Wells Sub Station security caused by Lessee, resulting in fine or penalty, such fine or penalty will be considered and charged to Lessee as Rent.

Section 9.7    Interpretation.

A.    References in the text of this Agreement to articles, sections, or exhibits pertain to articles, sections, or exhibits of this Agreement, unless otherwise specified.

B.    The terms “hereby,” “herein,” “hereof,” “hereto,” “hereunder,” and any similar terms used in this Agreement refer to this Agreement. The term “including” shall not be construed in a limiting nature, but shall be construed to mean “including, without limitation.”

C.    Words importing persons shall include firms, associations, partnerships, trusts, corporations, and other legal entities, including public bodies, as well as natural persons.

D.    Any headings preceding the text of the articles and sections of this Agreement, and any table of contents or marginal notes appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect the meaning, construction or effect of this Agreement.

E.    Words importing the singular shall include the plural and vice versa. Words of the masculine gender shall be deemed to include correlative words of the feminine and neuter genders.

F.    Capitalized terms in this Agreement that are used throughout this Agreement and in any Annexes, Exhibits and Schedules hereto shall have the meaning or definition ascribed to it herein. Absent such meaning or definition in this Agreement, such term shall have the meaning or definition ascribed to it in the PPA between the Parties.

Section 9.8    Force Majeure. No act or event, whether foreseen or unforeseen, shall operate to excuse Lessee from the prompt payment of rent or any other amounts required to be paid under this Agreement. If City (or Lessee in connection with obligations other than payment obligations) is delayed or hindered in any performance under this Agreement by a force majeure event, such performance shall be excused to the extent so delayed or hindered during the time when such force majeure event is in effect, and such performance shall promptly occur or resume thereafter at the expense of the Party so delayed or hindered. A “force majeure event” is an act or event, whether foreseen or unforeseen, that prevents a Party in whole or in part from performing as provided in this Agreement, that is beyond the reasonable control of and not the fault of such Party, and that such Party has been unable to avoid or overcome by exercising due diligence, and may include, but is not limited to, acts of nature, war, riots, strikes, accidents, fire, epidemics, pandemics, viruses, diseases, quarantines, acts of government, public health emergencies and changes in law. Lessee hereby releases City and City’s officers, elected and appointed officials, employees, and agents from any and all liability, whether in contract or tort (including strict liability and negligence) for any loss, damage, or injury of any nature whatsoever sustained by Lessee, its employees, agents, or invitees during the Lease Term, including, but not limited to, loss, damage, or injury to the Leased Property or the personal property of Lessee that may be located or stored in, on or under the Leased Property or the Improvements due to a force majeure event.

Section 9.9    Governing Law and Venue. This Agreement has been made in and will be construed in accordance with the laws of the State of Texas. In any action initiated by one Party against the other, exclusive venue and jurisdiction will be in the appropriate state courts in and for Denton County, Texas.

Section 9.10    Amendments and Waivers. No amendment to this Agreement shall be binding on City or Lessee unless reduced to writing and signed by both Parties. No provision of this Agreement may be waived, except pursuant to a writing executed by the Party against whom the waiver is sought to be enforced.

Section 9.11    Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect if both the economic and legal substance of the transactions that this Agreement contemplates are not affected in any manner materially adverse to any Party. If any provision of this Agreement is held invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes of this Agreement.

Section 9.12    Relationship of Parties. This Agreement does not create any partnership, joint venture, employment, or agency relationship between the Parties. Nothing in this Agreement shall confer upon any other person or entity any right, benefit, or remedy of any nature.

Section 9.13    Further Assurances. Each Party shall execute any document or take any action that may be necessary or desirable to consummate and make effective a performance that is required under this Agreement.

Section 9.14    The Lessee hereby represents that (i) it does not engage in business with Iran, Sudan or any foreign terrorist organization and (ii) it is not listed by the Texas Comptroller under Section 2252.153, Texas Government Code, as a company known to have contracts with or provide supplies or services to a foreign terrorist organization. As used in the immediately preceding sentence, “foreign terrorist organization” shall have the meaning given such term in Section 2252.151, Texas Government Code.

Section 9.15    Texas Local Government Code 2274.0102 Certification

The Lessee hereby represents that SPRE Denton TX, LLC is not: (A) owned by, or the majority of stock or other ownership interest in SPRE Denton TX, LLC is not held or controlled by:

(i)      individuals who are citizens of China, Iran, North Korea, Russia, or a designated country under Section 2274.0102, Texas Government Code; or

(ii)     a company or other entity, including a governmental entity, that is owned or controlled by citizens of or is directly controlled by the government of China, Iran, North Korea, Russia, or a designated country; or

(B) headquartered in China, Iran, North Korea, Russia, or a designated country.

Section 9.15    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.16    When Lessee conducts any construction, alteration, or repair of an improvement to the Leased Premises, Lessee must require their contractor to execute a payment bond and performance bond in accordance with Government Code 2252.909. The bonds shall be executed by a corporate surety authorized to do business in Texas in accordance with Chapter 2253 of the Texas Government Code, shall be on the City’s standard form, and shall contain a local resident agent for service of process. Lessee must provide a notice of commencement in accordance with Government Code 2252.909. Lessee must require their contractor to provide copies of the required bonds to all subcontractors not later than the fifth (5th) day after such subcontract is executed.

Section 9.17    Lessee acknowledges that in accordance with Chapter 2274 of the Texas Government Code, City is prohibited from entering into a contract with a company for goods or services unless the contract contains written verification from the company that it (1) does not have a practice, policy, guidance, or directive that discriminates against a firearm entity or firearm trade association; and (2) will not discriminate during the term of the contract against a firearm entity or firearm trade association. The terms “discriminate against a firearm entity or firearm trade association, “firearm entity” and ·firearm trade association"” shall have the meanings ascribed to those terms in Chapter 2274 of the Texas Government Code. By signing this agreement, Lessee certifies that Lessee’s signature provides written verification to the City that Lessee: (1) does not have a practice, policy, guidance, or directive that discriminates against a firearm entity or firearm trade association; and (2) will not discriminate during the term of the contract against a firearm entity or firearm trade association. Failure to meet or maintain the requirements under this provision will be considered a material breach.

Section 9.18    Lessee acknowledges that in accordance with Chapter 2276 of the Texas Government Code, City is prohibited from entering into a contract with a company for goods or services unless the contract contains written verification from the company that it (I) does not boycott energy companies; and (2) will not boycott energy companies during the term of the contract. The terms “boycott energy company” and “company” shall have the meanings ascribed to those terms in Section 809.00 I of the Texas Government Code. By signing this agreement, Lessee certifies that Lessee’s signature provides written verification to the City that Lessee: (1) does not boycott energy companies; and (2) will not boycott energy companies during the term of the agreement. Failure to meet or maintain the requirements under this provision will be considered a material breach.

Section 9.19    Lessee acknowledges that in accordance with Chapter 2271 of the Texas Government Code, City is prohibited from entering into a contract with a company for goods or services unless the contract contains a written verification from the company that it: (1) does not boycott Israel; and (2) will not boycott Israel during the term of the contract. The terms “boycott Israel” and “company” shall have the meanings ascribed to those terms in Section 808.001 of the Texas Government Code. By signing this agreement, Lessee certifies that Lessee’s signature provides written verification to the City that Lessee: (1) does not boycott Israel; and (2) will not boycott Israel during the term of the agreement. Failure to meet or maintain the requirements under this provision will be considered a material breach.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the 23rd day of August, 2024.

CITY OF DENTON

		By:	/s/ Sara Hensley
Sara Hensley, City Manager

ATTEST:			THIS AGREEMENT HAS BEEN BOTH
Lauren Thoden, City Secretary			REVIEWED AND APPROVED
as to financial and operational obligations
By:	/s/ Lauren Thoden		and business terms.

Signature

APPROVED AS TO LEGAL FORM:
Mack Reinwand, City Attorney			Title

Department
Date Signed
By:	/s/ Mack Reinwand

ACKNOWLEDGMENT

THE STATE OF TEXAS	§

COUNTY OF DENTON	§

This instrument was acknowledged before me on the 23rd day of August, 2024, by Sara Hensley, City Manager of the City of Denton, on behalf of said municipality.

/s/ Karisa Leigh Richards
NOTARY PUBLIC, STATE OF TEXAS

SPRE DENTON TX , LLC, LESSEE

By:	/s/ Houston Aderhold
Name: Houston Aderhold
Title: CTO

LESSEE NOTARY

THE STATE OF Florida	§

COUNTY OF Orange	§

This instrument was acknowledged before me on the 16 day of August, 2024, by Michael Aderhold, on behalf of said company.

/s/ Barbara Anne Foley
NOTARY PUBLIC, STATE OF FLORIDA